APPENDIX A

List of Funds

Amerigo Fund

Clermont Fund

Select Appreciation Fund

Descartes Fund

Liahona Fund

Reservoir Fund

Select Equity Fund

Enhanced Income Fund

Flexible Income Fund

The parties hereto agree to the terms of this Schedule effective as of the 5th day of August 2009.

ADVISORONE FUNDS

NORTHERN LIGHTS COMPLIANCE SERVICES, LLC

By: _/s/ W. Patrick Clarke_________

By: _/s/ Michael J. Wagner________

W. Patrick Clarke, President

Michael J. Wagner, President